Exhibit 99.1

P&F INDUSTRIES REPORTS ON GAIN ON SALE OF NATIONWIDE INDUSTRIES, INC. AND

REPORTS RESULTS FOR THE THREE MONTHS ENDED MARCH 31, 2016

MELVILLE, N.Y., May 12, 2016 - P&F Industries, Inc. (NASDAQ: PFIN) today announced its results of continuing operations for the three-month period ended March 31, 2016. P&F Industries, Inc. is reporting first quarter 2016 revenue from continuing operations of $14,499,000, compared to $14,559,000, for the first quarter of 2015. The Company is also reporting first quarter 2016 income from continuing operations before taxes of $109,000, compared to $588,000 for the same period a year ago. Its net income from continuing operations this quarter was $66,000, versus $373,000 for the same three-month period in 2015.

Effective February 11, 2016, the Company’s Countrywide Hardware, Inc. subsidiary sold its wholly-owned subsidiary, Nationwide Industries, Inc. (“Nationwide”) for approximately $22.2 million. As such, Nationwide’s results of operations for the three-month periods ended March 31, 2016 and 2015 have been removed from the Company’s consolidated statement of income, and are accounted for as discontinued operations. Further, Nationwide’s assets and liabilities at December 31, 2015, are also classified as discontinued operations.

	Discontinued operations
	January 1, 2016 through February 11, 2016	Three month period ended March 31, 2015

Income before income tax	$110,000	$643,000
Income tax expense	38,000	235,000
Net Income	72,000	408,000

Gain on Sale of Discontinued Operations net of tax	12,185,000	----
Discontinued operations net of tax	$12,257,000	$408,000

Richard Horowitz, the Company’s Chairman of the Board, Chief Executive Officer and President commented, “This has been an exciting and ever changing time at P&F, starting with the sale of Nationwide in February, 2016. As a result of this transaction, we are reporting a book gain of $12.2 million, net of taxes, and we repaid substantially all of our bank debt with the cash proceeds. Secondly, during the first quarter, we declared a special $0.50 per common share dividend, and declared a $0.05 per common share quarterly dividend, both of which were paid in April. With the divestiture of Nationwide, we seized the opportunity to sell that business for what we believe to be an advantageous price, and embarked on our strategic mission to transition our Company to a more focused tools-centric organization. In doing so, we reduced consolidated top line revenue in the short-term before we could grow it in the most strategic way. Unfortunately, focusing more on tools has increased our relative exposure on the weak oil and natural gas exploration and extraction sectors. This significantly impacted this quarter’s results, with the most pronounced effect on sales and margins at Hy-Tech. Our plan is to grow the tool business through both organic growth of the current pneumatic tools and related businesses and through complementary acquisitions, although there can be no assurance that such acquisitions will be completed. The divestiture of Nationwide has created a stronger balance sheet and an attractive capital structure, even after the dividend payments.”

Mr. Horowitz continued, “I am pleased to report that Florida Pneumatic had a very successful quarter with sales increasing by approximately 5.6% to approximately $10.8 million. This increase was primarily attributable our automotive line of pneumatic tools and accessories, which had its best quarter in our history, with revenue exceeding $3.7 million, a 20% increase over the prior year. The successful development and marketing of the AIRCAT and NITROCAT lines contributed significantly to this growth. Additionally, our retail revenue improved this quarter by more than 5% over the same three months in 2015. However, we did encounter a slight decline in Florida Pneumatic’s industrial and catalog revenue. Offsetting Florida Pneumatic’s improved performance was Hy-Tech results, which have been negatively impacted by the ongoing weakness in the oil and natural gas exploration and extraction sectors. This continued weakness in these sectors, adversely impacted Hy-Tech’s sales and margins. Additionally, we believe that contributing to Hy-Tech’s net decline in its revenue this quarter was a decision by one of its major customers to source internally, most of the pneumatic tools it previously acquired from Hy-Tech. We are pursuing alternate markets for Hy-Tech’s products and component manufacturing expertise, and we have initiated cost cutting measures to increase profitability as well. Most importantly, we remain committed to our strategic plan of transitioning P&F into a key provider of pneumatic tools and accessories going forward.”

The table below provides an analysis of our net revenue for the three-month periods ended March 31, 2016 and 2015:

	Three months ended March 31,
			Increase (decrease)
	2016	2015	$	%

Florida Pneumatic	$10,830,000	$10,254,000	$576,000	5.6%
Hy-Tech	3,669,000	4,305,000	(636,000)	(14.8)

Consolidated	$14,499,000	$14,559,000	$(60,000)	(0.4)%

Florida Pneumatic

Florida Pneumatic markets its air tool products to three primary sectors within the pneumatic tool market: retail, industrial/catalog and automotive. It also generates revenue from its Berkley products line, as well as a line of air filters and other OEM parts (“Other”).

	Three months ended March 31,
	2016		2015		Increase (decrease)
	Revenue	Percent of revenue	Revenue	Percent of revenue	$	%
Retail customers	$5,549,000	51.2%	$5,278,000	51.5%	$271,000	5.1%
Automotive	3,721,000	34.4	3,095,000	30.2	626,000	20.2
Industrial/catalog	1,357,000	12.5	1,581,000	15.4	(224,000)	(14.2)
Other	203,000	1.9	300,000	2.9	(97,000)	(32.3)
Total	$10,830,000	100.0%	$10,254,000	100.0%	$576,000	5.6%

The most significant factor contributing to Florida Pneumatic’s total revenue growth in the first quarter 2016, compared to the first quarter of 2015, is the incremental automotive revenue generated by the AIRCAT and NITROCAT pneumatic tools lines, being slightly offset by a modest decline in UAT revenue, which is included in the automotive sector. This growth is primarily attributable to new product releases and expanded marketing efforts. Florida Pneumatic intends to release additional new products in this sector during the remainder of 2016. A portion of UAT’s revenue is derived from the sale of pneumatic air tools to customers that are located and operate in the North Sea region of Scotland, and whose businesses are in the oil and gas sector. As a result of the ongoing weakness in the global oil and gas exploration sector in the geographic area that UAT currently services, revenue from this particular portion of UAT’s customer base declined, when comparing the three-month periods ended March 31, 2016 and 2015. We are in the early stages of implementing a marketing strategy that is intended to enable UAT to expand its presence into other Western European countries. With respect to Florida Pneumatic’s Retail revenue, during the first quarter of 2016, there was an increase over the same period in 2015, due primarily to higher sales to The Home Depot, as well as the addition of The Home Depot Canada. This improvement was partially offset by a decline in Sears’s revenue. We continue to encounter weakness in the Industrial/catalog market, with the decline this quarter compared to the same period a year ago, occurring most notably in the aerospace and oil and gas exploration/production channels. A special order that shipped during the first quarter of 2015 and not recurring during the first quarter of 2016 also contributed to lower Industrial/catalog revenue. Florida Pneumatic’s first quarter 2016 Other revenue declined, when compared to the same period in 2015, primarily due to its decision to place greater emphasis on expanding its major product lines.

Hy-Tech

Hy-Tech focuses primarily on the industrial sector of the pneumatic tools market.  Hy-Tech manufactures and markets its own value-added line of air tools and parts, including the ATSCO product line, as well as distributes a complementary line of sockets, which in the aggregate are referred to as (“ATP”). The classification of “Other” below includes special products that are primarily marketed to the mining, construction and industrial manufacturing sectors, as well as gears, sprockets, splines, and hydraulic stoppers.

	Three months ended March 31,
	2016		2015		Decrease
	Revenue	Percent of revenue	Revenue	Percent of revenue	$	%
ATP	$3,406,000	92.8%	$3,571,000	83.0%	$(165,000)	(4.6)%
Other	263,000	7.2	734,000	17.0	(471,000)	(64.2)

Total	$3,669,000	100.0%	$4,305,000	100.0%	$(636,000)	(14.8)%

ATP revenue for the first quarter of 2016 declined compared to the same period in 2015 primarily due to the on-going weakness in the oil and gas exploration and extraction market, which has caused a decline in such things as demand for pneumatic tools, spare/replacement parts and drilling motors. Evidencing the deep decline is, according to information published by Baker Hughes Incorporated, the average U.S. rig count for March 2016 was 478, down 54 from the 532 counted in February 2016, and down 632 from the 1,110 counted in March 2015. Further, per the same report issued by Baker Hughes, Incorporated, the worldwide rig count for March 2016 was 1,551, down 1,006 from the 2,557 counted in March 2015. Additionally, we believe one of Hy-Tech’s major customers has decided to manufacture certain impact wrenches and other products formerly purchased from Hy-Tech. Partially offsetting the revenue decline was an increase in the shipments of ATSCO products. Further, we believe that should the oil and gas sector remain at or near current levels of exploration and extraction, it is likely that future periods may reflect a decline in revenue when compared to the prior year. Hy-Tech intends to will continue to explore alternate markets and applications of its air tools and air tool motor technology, as well as to utilize and emphasize its manufacturing expertise. The decline in Hy-Tech’s Other revenue was driven primarily by two factors: (i) a $240,000 order that shipped in the first quarter of 2015, not recurring in the first quarter of 2016, and (ii) weakness this quarter in specialty manufacturing for the mining, mine safety and railroad markets.

Gross Margins / Profits

	Three months ended March 31,		Increase (decrease)
	2016	2015	Amount		%
Florida Pneumatic	$4,124,000	$3,825,000	$299,000		7.8
As percent of respective revenue	38.1%	37.3%	0.8	% pts.
Hy-Tech	$1,092,000	$1,674,000	$(582,000)		(34.8)
As percent of respective revenue	29.8%	38.9%	(9.1	)% pts.
Total	$5,216,000	$5,499,000	$(283,000)		(5.1)
As percent of respective revenue	36.0%	37.8%	(1.8	)% pts.

Florida Pneumatic’s first quarter 2016 gross margin improvement, over the same period a year ago, was driven primarily by product mix, aided by an increase in revenue of the stronger gross margin automotive products line. Additionally, during the first quarter of 2016, the foreign exchange rate of the U.S. dollar to various other foreign currencies was more favorable than during the first quarter of 2015.

Hy-Tech’s gross margin this quarter, compared to the same period in 2015 is lower due primarily to lower overhead absorption, which in turn is due primarily to lower manufacturing activity levels. This has resulted primarily from the on-going down-turn in the oil and gas exploration and extraction sector, which is the key market for Hy-Tech’s products. In addition, product mix had an adverse effect on Hy-Tech’s gross margins. Most notably, there was a reduction in sales of its higher gross margin ATP parts and tools, as well as drilling motors, when compared to the same period in 2015. Additionally, during the first quarter of 2016, Hy-Tech manufactured and sold very low gross margin products to a key ATSCO customer. We are investigating alternate manufacturing methods in an attempt to reduce our costs of this product line. A decision to continue to manufacture and market this line of products is currently being evaluated.

Selling and general and administrative expenses

Selling, general and administrative expenses, (“SG&A”) include salaries and related costs, commissions, travel, administrative facilities, communications costs and promotional expenses for our direct sales and marketing staff, administrative and executive salaries and related benefits, legal, accounting and other professional fees as well as general corporate overhead and certain engineering expenses.

During the first quarter of 2016, our SG&A was $5,056,000, or 34.9% of revenue, compared to $4,932,000, or 33.9% of revenue during the same three-month period in 2015. Significant components of this change include the following: (i) incremental variable costs and expenses, which include such things as commissions, warranty costs, freight out and advertising/promotional fees, increased by $145,000. This increase was due primarily to greater automotive revenue, which results in higher commission costs, and greater revenue from The Home Depot, which generally tend to increase both warranty and freight expenses; (ii) compensation, which is comprised of base salaries and wages, accrued performance-based bonus incentives, associated payroll taxes and employee benefits increased $52,000, and (iii) our professional fees and related expenses declined $69,000, this quarter, compared to the same three-month period in 2015, partially offsetting the above factors.

Interest

Interest expense attributable to:	Three months ended March 31,			Decrease
	2016	2015		Amount	%
Short-term borrowings	$3,000	$	---	$(3,000)	NA %
Term loans, including Capital Expenditure Term Loans	1,000		---	(1,000)	NA
Amortization expense of debt financing costs	98,000		29,000	(69,000)	(237.9)

Total	$102,000		$29,000	$(73,000)	(251.7)%

Our short and long term loan interest expense incurred in 2015 of $163,000, and for the period January 1, 2016 through February 11, 2016 of $60,000, the effective date of sale of Nationwide (the “Closing Date”), are included in discontinued operations. Contemporaneously with the sale of Nationwide, we and our bank entered into an amendment, which among other things, significantly reduced or eliminated certain term loans that were originally included in the Credit Agreement. As a result, we wrote down the deferred financing costs associated with the repayment of those term loans. As such, $80,000 is included in amortization expense of debt financing costs in our interest expense for the three-month period ended March 31, 2016.

Our actual average balance of short-term borrowings during the three-month period ended March 31, 2016, was $5,227,000, compared to $13,440,000 during the three-month period ended March 31, 2015.

Income Taxes

At the end of each interim reporting period, the Company estimates its effective tax rate expected to be applied for the full year. This estimate is used to determine the income tax provision or benefit applicable to continuing operations, on a year-to-date basis, and may change in subsequent interim periods. As a result, our effective tax rate applicable to continuing operations for the three months ended March 31, 2016 and 2015 were 39.4% and 36.6%, respectively. The Company’s effective tax rates for both periods were affected primarily by state taxes and non-deductible expenses.

Discontinued Operations

Nationwide’s results of operations presents their actual revenue and cost of goods sold for the period January 1, 2016 through the Closing Date. The SG&A of $483,000 includes that of Nationwide plus approximately $19,000 of expenses incurred at the corporate level that is specifically attributable to Nationwide. Nationwide’s pro-forma data for the three-month period ended March 31, 2015 represents their revenue and cost of goods sold. The SG&A for the three-month period ended March 31, 2015, includes all of Nationwide plus approximately $116,000 of corporate expenses directly attributable to Nationwide. In accordance with current accounting guidance, we have included in Discontinued Operations, all interest expense incurred during the three-month period ended March 31, 2015, and for the period January 1, 2016 through the Closing Date.

Included in Discontinued operations is the gain of $12,185,000, on the sale of Nationwide, which represents the difference between the adjusted net selling price and the carrying book value of Nationwide. However, for income tax purposes, the Company’s tax basis in Nationwide was greater than the net proceeds, thus resulting in a tax loss. At the applicable tax rate of 34%, this loss has been recorded as a tax benefit of $141,000. This tax benefit may only be applied against future capital gain transactions.

OTHER INFORMATION

P&F Industries Inc. has scheduled a conference call for today, May 12, 2016, at 11:00 A.M., Eastern Time, to discuss its results for three-month period ended March 31, 2016. Investors and other interested parties who wish to listen to or participate can call 888-523-1228. It is suggested you call at least 10 minutes prior to the call commencement. For those who cannot listen to the live broadcast, a replay of the call will also be available on the Company’s web-site beginning on or about May 13, 2016.

About P&F Industries, Inc.

P&F Industries, Inc., through its two wholly owned subsidiaries, manufactures and/or imports air-powered tools sold principally to the industrial, retail and automotive markets. P&F’s products are sold under its own trademarks, as well as under the private labels of major manufacturers and retailers.

Safe Harbor Statement. This is a Safe-Harbor Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those related to the Company's future performance, and those contained in the comments of management, are based upon the Company’s historical performance and on current plans, estimates and expectations, which are subject to various risks and uncertainties, including, but not limited to, the strength of the retail, industrial, housing and other markets in which the Company operates, the impact of competition, product demand, supply chain pricing, the Company’s debt and debt service requirements and those other risks and uncertainties described in the Company’s most recent Annual Report on Form 10-K, and its other reports and statements filed by the Company with the Securities and Exchange Commission. These risks could cause the Company’s actual results in future periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

P&F Industries, Inc.

Joseph A. Molino, Jr.

Chief Financial Officer

631-694-9800

www.pfina.com

P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In Thousands $)	March 31, 2016	December 31, 2015
	(Unaudited)	(Unaudited)
Assets
Cash	$884	$927
Accounts receivable - net	9,181	8,477
Inventories	19,979	19,783
Prepaid expenses and other current assets	1,488	1,032
Assets of discontinued operations	---	8,435

Total current assets	31,532	38,654

Net property and equipment	9,301	9,472
Goodwill	10,148	10,154
Other intangible assets - net	10,768	11,098
Other assets – net	1,850	234
Total assets	$63,599	$69,612

Liabilities and Shareholders’ Equity
Short-term borrowings	$ ---	$9,623
Accounts payable	2,974	2,791
Accrued compensation and benefits	699	1,718
Accrued other liabilities	1,878	1,666
Dividend payable	1,976	---
Current maturities of long-term debt	29	491
Liabilities of discontinued operations	---	1,342

Total current liabilities	7,556	17,631

Long-term debt, less current maturities	98	5,936
Deferred tax liability - net	2,044	2,175
Other liabilities	224	228

Total liabilities	9,922	25,970

Total shareholders' equity	53,677	43,642

Total liabilities and shareholders' equity	$63,599	$69,612

P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

In Thousands $	Three-month periods ended March 31,
	2016	2015
	(Unaudited)	(Unaudited)

Net revenue	$14,499	$14,559
Cost of sales	(9,283)	(9,060)
Gross profit	5,216	5,499
Selling, general and administrative expenses	(5,056)	(4,932)
Operating income	160	567
Other income	51	50
Interest expense	(102)	(29)
Income from continuing operations before income taxes	109	588
Income tax expense	(43)	(215)
Net income	66	373

Net income from discontinued operations, net of tax of $38 and $235, respectively, for the three-month periods ended March 31, 2016 and 2015.	72	408
Gain on sale of discontinued operations, net of tax benefit of $141	12,185	---
Discontinued operations, net of tax	12,257	408
Net Income	$12,323	$781

P & F INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED EARNINGS PER SHARE (unaudited)
	For the Three Months Ended
	March 31, 2016	March 31, 2015
Basic earnings per share:
Continuing operations	$0.02	$0.11
Discontinued operations	3.40	0.11
Net income	$3.42	$0.22

Diluted earnings per share:
Continuing operations	$0.02	$0.10
Discontinued operations	3.24	0.11
Net income	$3.26	$0.21

P & F INDUSTRIES, INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS
COMPUTATION OF EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND
AMORTIZATION (EBITDA) FROM CONTINUING OPERATIONS

In Thousands $	For the three-month periods ended March 31,
	2016	2015
Net Income	$66,000	$373,000
Add:
Depreciation and amortization	717,000	684,000
Interest expense	102,000	29,000
Provision for income taxes	43,000	215,000

EBITDA (1)	$928,000	$1,301

(1)	The Company discloses a tabular comparison of EBITDA, which is a non-GAAP measure because it is instrumental in comparing the results from period to period. The Company’s management believes that the comparison of EBITDA provides greater insight into the impact of the acquisitions on the Company’s results of operations for the periods presented. EBITDA should not be considered in isolation or as a substitute for operating income as reported on the face of our statement of operations.

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